EXHIBIT 12.2
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)


                                   Six Months Ended
                                       June 30,                             Year Ended December 31,
                               -----------------------   --------------------------------------------------------------
                                  2000         1999         1999         1998        1997           1996        1995
                               ----------  -----------   -----------  ----------  ----------   -----------   ----------
Net Earnings from Operations   $  112,049  $    55,733   $   161,570  $  102,936  $   38,832   $    79,384   $   47,660
Add:
     Interest Expense              84,842       76,269       170,746      77,650      52,704        38,819       32,005
                               ----------  -----------   -----------  ----------  ----------   -----------   ----------

Earnings as Adjusted           $  196,891  $   132,002   $   332,316  $  180,586  $   91,536   $   118,203   $   79,665
                               ==========  ===========   ===========  ==========  ==========   ===========   ==========


Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense          $   84,842  $    76,269   $   170,746  $   77,650  $   52,704   $    38,819   $   32,005
     Capitalized Interest           8,446        7,711        15,980      19,173      18,365        16,138        8,599
                               ----------  -----------   -----------  ----------  ----------   -----------   ----------

         Total Fixed Charges       93,288       83,980       186,726      96,823      71,069        54,957       40,604

     Preferred Share Dividends     28,555       27,938        56,835      49,098      35,318        25,895        6,698
                               ----------  -----------   -----------  ----------  ----------   -----------   ----------

Combined Fixed Charges and
  Preferred Share Dividends    $  121,843  $   111,918   $   243,561  $  145,921  $  106,387   $    80,852   $   47,302
                               ==========  ===========   ===========  ==========  ==========   ===========   ==========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges
  and Preferred Share
  Dividends                           1.6          1.2           1.4         1.2         (a)           1.5          1.7
                               ==========  ===========   ===========  ==========  ==========   ===========   ==========







(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.